Exhibit 10.4

AMENDMENT OF THE 2005 STOCK INCENTIVE PLAN

TO ALLOW BENEFICIARY DESIGNATION

RESOLVED, that upon the recommendation of the Compensation & Benefits Committee and approval by the Board of Directors, the Owens & Minor, Inc. 2005 Stock Incentive Plan is amended by substituting the following sentence for the first sentence in Section 6.04:

Any Options or SARs granted under this Plan shall be nontransferable except by will, by the laws of descent and distribution or in accordance with a beneficiary designation form provided by the Company and signed by the Participant and filed with the Company.

AND FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolution, all without the necessity of further action by this Board.

AMENDMENT OF SECTION 7.02 OF THE 2005 STOCK INCENTIVE PLAN

WHEREAS, Article VIII of the 2005 Stock Incentive Plan (“the Plan”) provides for the award of performance shares which will entitle the participant to receive cash or a stock award or a combination thereof upon satisfaction of the performance requirements as certified by the Compensation & Benefits Committee; and

WHEREAS, in connection with the award of performance shares under the Plan that would, if earned, be settled in whole or in part, by a grant of restricted stock, the Compensation & Benefits Committee recommends amending Section 7.02 of the Plan to clarify that the minimum vesting rules do not apply to stock issued in settlement of performance shares; and

WHEREAS, the proposed amendment to Section 7.02 of the Plan does not require shareholder approval and Article XIV of the Plan authorizes the Board to approve the proposed amendment;

NOW THERFORE BE IT RESOLVED, that upon the recommendation of the Compensation & Benefits Committee, the Board of Directors approves the following amendment (in bold face type) to Section 7.02 of the Plan to clarify the minimum vesting requirements for stock granted in settlement of earned performance shares:

7.02 Vesting.

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The Administrator, on the date of the award, may prescribe that a Participant’s rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the shares until the attainment of performance objectives prescribed by the Committee or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term. If a Stock Award is not nonforfeitable and transferable upon its grant or is not issued in settlement of a performance share award, the period of restriction until full vesting shall be at least three years, provided that the minimum period of restriction shall be at least one year in the case of a Stock Award to a Nonemployee Director or a Stock Award that will become transferable and nonforfeitable on account of the satisfaction of performance objectives prescribed by the Administrator.

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